EXHIBIT 21.1

SUBSIDIARIES OF JONES SODA CO.

●	Jones Soda Co. (USA) Inc. - A wholly-owned subsidiary, incorporated in the State of Washington.

●	Jones Soda (Canada) Inc. - A wholly-owned subsidiary, incorporated in British Columbia.

●	Mary Jones Holdco 2, Inc. – A wholly-owned subsidiary, incorporated in the State of Delaware.

●	Mary Jones Michigan LLC - A wholly-owned subsidiary of Mary Jones Holdings, Inc., existing under the laws of the State of Michigan.

●	Pinestar Gold, Inc. - A wholly-owned subsidiary, incorporated in British Columbia.